Exhibit 10-h
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement ("Agreement") is entered into as of October 23, 2007 by Trustmark Corporation, a Mississippi corporation (the "Company"), and Richard G. Hickson (the "Executive").  The Company and Executive have entered into this Agreement with reference to the following facts:

A.           The Company and Executive entered into that certain Agreement dated as of May 13, 1997, which the Company and Executive amended and restated effective as of March 12, 2002 ("Original Agreement"); and

B.            The Company and Executive now desire to amend and restate in its entirety the Original Agreement as set forth in this Agreement to reflect the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the final regulations issued thereunder.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Term of Employment.  Subject to Section 5 hereof, the term of the Executive's employment under this Agreement commenced on the 13th day of May, 1997 (the "Commencement Date"), and shall continue until terminated as provided in Section 5 (the "Term").

2.             Duties of Employment.  The Executive agrees for the Term to render his services to the Company as its President and Chief Executive Officer and such other office or position with the Company as may be reasonably requested by the Board of Directors of the Company (the "Board"), and in connection therewith, to perform such duties commensurate with his office as he shall reasonably be directed by the Board to perform.  The Executive shall perform such duties faithfully and diligently at all times.  The Executive shall have no other employment while he is employed by the Company; provided, however, that the Executive may serve on the boards of directors of companies which do not compete with the Company and in such capacity attend regularly scheduled board meetings to the extent approved in writing in advance by the Board.  When and if requested to do so by the Board, the Executive shall serve as a director and officer of any subsidiary or affiliate of the Company.  The Company shall notify the Executive if it believes that the Executive has breached any of his obligations under this Section 2; in such event, the Executive shall have thirty (30) days within which to cure such breach, other than a breach of his obligation to refrain from employment with any person or entity other than the Company or any of its subsidiaries or affiliates.

3.	Compensation and Other Benefits.

3.1.          Salary.  As his full base compensation for all services to be rendered by the Executive during the Term, the Company shall pay to the Executive a base salary for each calendar year of the Term in an amount established each year by the Compensation Committee of the Board and the Board, but in no event less than $400,000 annually.  Payment shall be made in accordance with the Company's usual payroll practices for senior executives (not less frequently than monthly).  The annual base salary set forth in this Section 3, as in effect at any particular time, shall hereinafter be referred to as the "Base Salary." The Company shall withhold or cause to be withheld from the Base Salary (and other wages hereunder) all taxes and other amounts as are required by law to be withheld.

3.2.          Annual Bonus.  In addition to the Base Salary, the Executive shall have the opportunity annually to earn as a bonus seventy percent (70%) of his Base Salary (the "Target Award Opportunity").  In establishing the actual bonus earned each year by the Executive (the "Annual Bonus"), the Compensation Committee of the Board, in consultation with the Executive, shall have the discretion to increase the Annual Bonus above or decrease the Annual Bonus below the Target Award Opportunity for that year.  In so doing the Compensation Committee's determination shall be based upon an assessment of the performance of both the Executive and the Company taking into consideration such performance goals as may be established by the Compensation Committee periodically in consultation with the Executive.  The Executive's Annual Bonus shall not exceed one hundred percent (100%) of the Base Salary for any one year.  Any Annual Bonus due hereunder shall be payable to the Executive no later than the 15th of the third month following the end of the year to which the Annual Bonus relates.

3.3.          Stock Options.  The Company will grant to the Executive stock option grants from time to time in such amounts as are determined in the sole discretion of the Compensation Committee of the Board.

3.4.          Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation for each calendar year of the Term hereof.  Upon termination of employment, Executive shall be paid for all unused vacation granted during the year of termination at the Base Salary rate then existing as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly).  The Executive shall not be paid for any unused vacation if terminated for Cause (as hereinafter defined).  No payment shall be made for unused vacation from any prior years.

3.5.          Participation in Employee Benefit Plans.  The Executive shall be permitted to participate in all group life, hospitalization and disability insurance plans, health programs, pension plans, similar benefit plans or other so-called "fringe benefit programs" of the Company (the "Employee Benefits") as are now existing or as may hereafter be revised or adopted and offered to senior executives generally to the extent the Executive is eligible under the eligibility provisions of the relevant plan.

4.	Confidentiality, Nonsolicitation and Noncompete.

4.1.          Confidentiality.  The Executive covenants and agrees that all trade secrets, confidential information (including but not limited to confidential information with respect to marketing, product offerings or expansion plans), and financial matters of the Company and its subsidiaries (collectively "Confidential Information") which are learned by him in the course of his employment by the Company shall be held in a fiduciary capacity and treated as confidential by him and shall not be disclosed, communicated or divulged by him or used by him for the benefit of any person or entity (other than the Company, its subsidiaries or affiliates) unless expressly authorized in writing by the Board, or unless the Confidential Information becomes generally available to the public otherwise than through disclosure by the Executive.

4.2.          Nonsolicitation.  The Executive agrees that (1) during the period he is employed hereunder and for a period of twenty-four (24) months thereafter, he will not, without the prior written consent of the Board, directly or indirectly solicit, entice, persuade, or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company or its subsidiaries (i) to terminate such person's employment or engagement by the Company or its subsidiaries or (ii) to become employed by any person, firm partnership, corporation, or other such enterprise other than the Company, its subsidiaries or affiliates, and (2) he shall not following the termination of his employment hereunder represent that he is in any way connected with the business of the Company or its subsidiaries (except to the extent agreed to in writing by the Company).

4.3.          Noncompete.  The Executive agrees that during the period he is employed hereunder and for a period of twenty four (24) months following the date of termination of his employment for any reason except Retirement (as defined in Section 5.9), he will not (except as a representative of the Company or with the prior written consent of the Board), directly or indirectly, engage, participate or make any financial investment, as an employee, director, officer, associate, consultant, agent, independent contractor, lender or investor, in the business of any person, firm, partnership, corporation or other enterprise that is engaged in direct competition with the business of the Company in any geographic area in which the Company is then conducting such business.  Nothing in this Section 4.3 shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent less than one-percent (1%) of any class of securities of such business enterprise.  Executive acknowledges that if his employment with the Company terminates for any reason, he can earn a livelihood without violating the foregoing restrictions and that the time period and scope of the foregoing restrictions are reasonably required for the protection of the Company's valid business interests.

4.4           Covenant Payments.  In consideration for the covenants contained in this Section 4, which are considered material to the Company, the Company agrees to pay Executive all amounts owed pursuant to this Agreement, and upon Executive's termination without Cause or Executive’s resignation for Good Reason, to pay Executive an amount (the "Covenant Payments") equal to the product of two times the sum of (i) the Executive's Base Salary and (ii) the highest Annual Bonus earned in any one of the three years preceding the termination.  Subject to Section 13 hereof, the Covenant Payments shall be paid in twenty-four (24) equal monthly installments with the first installment commencing on the 60th day after the effective date of termination and continuing thereafter on the same day of each following month until all twenty-four (24) monthly installments are paid.  In the event of the Executive's death following such date of termination, any unpaid installments shall be paid to the Executive's estate in a single undiscounted cash lump sum.  Such lump sum shall be paid on the 60th day after the Executive's death.  Notwithstanding anything herein to the contrary, if the Executive is terminated for Cause or the Executive voluntarily resigns other than for Good Reason or becomes disabled during the Term, the Executive will remain subject to the covenants contained in Section 4 but will not be entitled to the Covenant Payments.

4.5           Remedies.  The Company would be damaged irreparably if any provision of Section 4 was not performed by the Executive in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, including the right to retain the Covenant Payments, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  Executive agrees that Company or its successors or assigns may retain the Covenant Payments as partially liquidated damages for such breach and not as a penalty.  The Executive would be damaged irreparably if any provision of Section 4 was not performed by the Company in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Therefore, the Executive shall be entitled, in addition to any other rights and remedies existing in his favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).

5.	Termination and Severance.

5.1.          Notice of Termination.  Subject to the provisions of this Agreement, the Company and the Executive may terminate the Term on thirty (30) days written notice to the other party, which notice shall specify in detail the cause for termination, except that no prior written notice need be given by the Company in the event it terminates the Executive's employment hereunder for Cause (as hereinafter defined and subject to applicable cure provisions).

5.2.          Resignation.  Except as otherwise provided in Section 5.7 or 5.8 herein, the Executive may voluntarily terminate the Term and resign from employment with the Company by written notice to Company specifying the effective date of such resignation.  Upon receipt of such notice, the Company shall have the right to terminate the Term immediately or at such earlier date as the Company may elect by written notice to the Executive and, in such event the termination shall be treated as a voluntary termination without Good Reason by the Executive.  Thereafter, Company shall have no further obligations or liabilities to Executive, except for obligations to pay the Executive (1) any unpaid Base Salary and accrued vacation benefits earned through the date of termination; and, (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of termination to the extent not already paid.  Such unpaid Base Salary and accrued vacation benefits and the Annual Bonus shall be paid to the Executive in a lump sum as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.3.          Death.  In the event of the Executive's death during the Term, the Term and the Executive's employment shall terminate automatically, and Company shall pay to his spouse or designated beneficiary, or if none, to his estate (1) any unpaid Base Salary and accrued vacation benefits earned through the date of death, (2) the Annual Bonus earned for the calendar year immediately preceding the calendar year of death to the extent not already paid, and (3) a pro rata share of the Target Award Opportunity for the calendar year of Executive’s death (calculated on the basis of the number of days elapsed in such year through the date of death).  The Company shall pay to the Executive, his spouse, designated beneficiary or estate, as the case may be, such unpaid base salary and accrued vacation benefits and such Annual Bonus in a lump sum as soon as practicable after the effective date of termination of the Executive’s employment on account of his death in accordance with the Company’s usual payroll practices (not less frequently than monthly) and the pro-rata share of the Target Award Opportunity in a single lump sum on the 60th day following termination of the Executive's employment on account of his death; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.4.          Disability.  If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of 90 days, the Company may terminate the Term and the Executive's services hereunder effective the 91st day after the date of such disability, at which time the Company shall promptly pay to the Executive (1) any unpaid base salary and accrued vacation benefits and the Annual Bonus earned for the calendar year immediately preceding the calendar year of death to the extent not already paid in a lump sum as soon as practicable after the effective date of termination of the Executive’s employment on account of a disability in accordance with the Company’s usual payroll practices (not less frequently than monthly) and (2) the pro-rata share of the Target Award Opportunity for the calendar year of Executive’s disability (calculated on the basis of the number of days elapsed in such year through the date of disability) in a single lump sum on the 60th day following termination of the Executive’s employment on account of disability; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.5.          For Cause.  The Company may terminate the Executive's employment during the Term for Cause.  For purposes of this Agreement, "Cause" shall mean that the Executive has (i) committed an act of personal dishonesty, embezzlement or fraud; (ii) has misused alcohol or drugs; (iii) failed to pay any obligation owed to the Company or any affiliate; (iv) breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate; (v) has committed an act of willful misconduct, or the intentional failure to perform stated duties; (vi) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order; (vii) has disclosed without authorization any Confidential Information of the Company or any affiliate, or has engaged in any conduct constituting unfair competition, or has induced any customer of the Company or any Affiliate to breach a contract with the Company or any affiliate.

If at any time during the Term the Company shall terminate the Executive for "Cause" the Company shall pay the Executive (i) any unpaid Base Salary through the date of termination, and (ii) the Annual Bonus earned for the year immediately preceding the calendar year of termination to the extent not already paid, without any further obligations to the Executive.  Such unpaid Base Salary and Annual Bonus will be paid to the Executive in a lump sum as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment of any such amount at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.6          Good Reason.  "Good Reason" shall mean (1) a demotion in the Executive's status, title or position, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status, title or position; (2) a material breach of this Agreement by the Company, provided the Company has not remedied such breach within thirty (30) days of receipt of written notice of such breach; (3) a relocation of the executive offices of the Company to a location more than 50 miles outside of Jackson, Mississippi without the Executive's written consent given to the Company within thirty (30) days of the Executive's receipt of notification of such relocation by the Company or (4) the failure of the Executive to be named as the Chief Executive Officer of any successor by merger to the Company.  Any good faith determination of "Good Reason" made by the Executive shall be conclusive.

5.7.          Change in Control.  If at any time during the Term the Company experiences a Change in Control and within three (3) years after the date the Change in Control occurs (i) the Term and the Executive are terminated other than for Cause, death, disability or Retirement or (ii) the Executive resigns for Good Reason, the following provisions shall apply:

(i)         "Change in Control" shall mean any one of the following events: (1) the acquisition by any person of ownership of, holding or power to vote more than 20% of the Company's voting stock, (2) the acquisition by any person of the ability to control the election of a majority of the Company's Board, (3) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), or (4) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.  Notwithstanding the foregoing, in the case of (1), (2) and (3) hereof, ownership or control of the Company's voting stock by the only subsidiary of the Company or any employee benefit plan sponsored by the Company or any subsidiary shall not constitute a Change in Control.  For purposes of this subparagraph, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein;

(ii)        Subject to Section 13 hereof, the Company shall pay to the Executive the following amounts:

A.           The sum of (1) the Executive's Base Salary and accrued vacation benefits through the date of termination to the extent not theretofore paid as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly) and (2) the additional sum of (i) the Executive's Base Salary immediately prior to the Change in Control and (ii) the highest Annual Bonus amount earned in any one of the three (3) years preceding the year of the Change in Control on the 60th day after the effective date of termination.

B.            The Company shall continue to provide to the Executive the Employee Benefits for one year following the effective date of termination, reduced by any employment benefits received from later employment, as the same may be changed from time to time for employees of the Company generally, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such participation in an amount equal to the Executive’s reasonable after-tax cost of obtaining comparable coverage or benefits, where such participation may not be continued by the Company (or where such participation would adversely affect the tax status of the applicable plan pursuant to which the benefits are provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided; and

C.            Any stock options granted Executive by the Company which have not vested shall vest in the Executive in full as of the Change in Control.  Any such stock options which were intended by the parties to be incentive stock options but which exceed the "$100,000 first exercisable rule" shall be converted into non-qualified stock options; and

D.            If the Executive is unable to sell his home in Jackson for at least the lesser of $900,000 or the then current appraised value of the home within four (4) months following the effective date of his termination, Company shall acquire such property at that time for a purchase price equal to the lesser of $900,000 or the then current appraised value of the Executive's home in Jackson in exchange for an unencumbered deed to the property.

E.            In consideration of the covenants set forth in Section 4, the Executive shall be paid the Covenant Payments in an undiscounted cash lump sum on the 60th day after the effective date of termination provided the Term and the Executive are terminated within two (2) years after the date a Change in Control occurs and the Change in Control also satisfies the definition of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Section 409A(a)(2)(A)(v) of the Code.  Otherwise, the Executive shall be paid the Covenant Payments in the manner provided in Section 4.4.

F.            Notwithstanding the foregoing, if payment of any of the foregoing amounts at the time designated above would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.8.          No Change in Control.  If there has not been a Change in Control prior to the date of termination and (i) the Company terminates the Term and the Executive's employment for a reason other than Cause, death, disability or Retirement or (ii) if the Executive resigns for Good Reason, subject to Section 13 hereof, the Company shall pay to the Executive the following amounts.

A.           The Executive's Base Salary and accrued vacation benefits through the date of termination to the extent not theretofore paid in a lump sum as soon as practicable following the effective date of the termination in accordance with the Company’s usual payroll practices (not less frequently than monthly);

B.            The Company shall continue to provide to the Executive the Employee Benefits for a period of eighteen (18) months following the effective date of the termination, reduced by any employee benefits received from later employment, as the same may be changed from time to time for employees of the Company generally, as if the Executive had continued employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such participation in an amount equal to the Executive’s reasonable after-tax cost of obtaining comparable coverage or benefits, where such participation may not be continued by the Company (or where such participation would adversely affect the tax status of the applicable plan pursuant to which the benefits are provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided; and

C.            If the Executive is unable to sell his home in Jackson for at least the lesser of $900,000 or the then current appraised value of the home within four (4) months following the effective date of his termination, Company shall acquire such property at that time for a purchase price equal to the lesser of $900,000 or the then current appraised value of the Executive's home in Jackson in exchange for an unencumbered deed to the property;

D.            In consideration of the covenants set forth in Section 4, the Executive shall be paid the Covenant Payments in the manner provided in Section 4.4.

E.            Notwithstanding the foregoing, if payment of any of the foregoing amounts at the time designated above would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

5.9           Retirement.  Unless terminated earlier pursuant to this Section 5, the Term and the Executive's employment shall automatically terminate on the last business day of the calendar year in which the Executive reaches age 65 ("Retirement"), in which event, the Executive shall be entitled to receive such retirement benefits which have accrued to the Executive by virtue of his employment hereunder, but not the payments described in Sections 4.4, 5.7 and 5.8 hereof.

5.10.        Return of Documents on Termination.  On termination of employment, the Executive shall promptly return to the Company all documents, materials, papers, data, computer discs, statements and any other written material (including but not limited to all copies thereof) and other property of the Company.

5.11         Release.  The payments and benefits to which the Executive is entitled pursuant to Sections 4.4, 5.4(3), 5.7(ii)A.(2), B-E, 5.8B-D and 8 are contingent upon the Executive executing a release agreement in a form reasonably acceptable to the Company, and the applicable revocation period having expired, before the 60th day following effective date of termination.

6.             Expenses.  The Company shall reimburse the Executive for his reasonable out-of-pocket expenses incurred pursuant to this Agreement and in connection with the performance of his duties under this Agreement, in accordance with the general policy of the Company, upon submission of satisfactory documentation evidencing such expenditures, no later than the last day of the year following the year in which the Executive incurs the expense.

7.             Non-Assignment.  This Agreement and all of the Executive's rights and obligations hereunder are personal to the Executive and shall not be assignable; provided, however, that upon his death all of the Executive's rights to cash payments under this Agreement shall inure to the benefit of his widow, personal representative,  designees or other legal representatives, as the case may be.  Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company hereunder, provided, however, that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement.

8.             Arbitration.  In the event of a dispute between the Company and the Executive over the terms of this Agreement which is not settled by the parties, the company and the Executive agree to settle any and all such disputed issues by arbitration in accordance with the then-existing rules of the American Arbitration Association.  The Company and the Executive shall jointly appoint one person to act as the arbitrator.  In the event the Company and the Executive cannot agree to an arbitrator within 30 days, the arbitrator shall be chosen by the American Arbitration Association.  The decision of the arbitrator shall be binding upon the parties and there shall be no appeal therefrom other than for bias, fraud or misconduct.  The costs of the arbitration, including the fees and expenses of the arbitrator, shall be borne fifty percent by the Company, on the one hand, and fifty percent by the Executive, on the other, but each party shall pay its own attorneys' fees and other professional costs and expenses; provided, however, that if the arbitrator shall rule for the Executive, the Company shall pay or reimburse the Executive's reasonable attorneys' fees and other professional costs and expenses and the Executive's share of the arbitration costs incurred in connection with such arbitration as soon as administratively practicable after the final decision on arbitration in accordance with the Company’s usual payroll practices (not less frequently than monthly).  Notwithstanding the foregoing, it is specifically understood that the Executive shall remain free to assert and enforce in any court of competent jurisdiction such rights, if any, as the Executive may have under federal law, including without limitation, rights arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination and Employment Act of 1967, as amended, and/or the Americans With Disabilities Act of 1990.  Any decision rendered by the arbitrator, except as provided above, shall be final and binding.

9.	Excise Tax Limitation.

9.1.          Notwithstanding anything contained in this Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Agreement or payments or benefits provided to, or for the benefit of, the Executive under the Trustmark Corporation 1997 Long Term Incentive Plan or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the "Limited Payment Amount").  The Company shall reduce the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the "Determination" (as hereinafter defined) is delivered to the Company and the Executive.

9.2.          The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the "Determination") shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the five (5) largest accounting firms in the United States (the "Accounting Firm").  The Accounting Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the date of termination of the Executive's employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute") in writing setting forth the precise basis of the dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

9.3	Any Excise Tax payable hereunder shall be paid by the Executive.

10.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, legality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Other Provisions.

11.1.        Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or if mailed, five days after the date of deposit in the United States mail, as follows:

(i)	if to the Company, to:

Trustmark Corporation
248 East Capitol Street
Post Office Box 291
Jackson, MS 39205
Attention: Chairman of Executive Committee

(ii)	if to the Executive, to:

Richard G. Hickson
3973 Dogwood Drive
Jackson, MS 39211

Any party may change its address for notice hereunder by notice to the other parties hereto.

11.2.        Entire Agreement.  This Agreement amends and restates the Original Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior representations, warranties and agreements, written or oral with respect thereto between the Company and the Executive.

11.3.        Waivers and Agreements.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.4.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to its principle of conflicts of law.

11.5.        Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.6.        Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.           Board Approval.  The effectiveness of this Agreement shall be subject to approval by a majority of the Board of the Company entitled to vote on the date hereof.

13.           Omnibus 409A Provision.  Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the requirements of Section 409A of the Code to avoid any unfavorable tax consequences.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  Notwithstanding any other provision of this Agreement, payments or provision of benefits in connection with the separation from service will be delayed, to the extent applicable, until six months after the separation from service or, if earlier, Executive’s death, if Executive is a “specified employee” under Section 409A of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.  For purposes of this Agreement, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36)- month period.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date above written.

TRUSTMARK CORPORATION

By:	/s/ Daniel A. Grafton
Daniel A. Grafton
Chairman of the Human Resources Committee

EXECUTIVE

/s/ Richard G. Hickson
Richard G. Hickson